FOCUS VENTURES LTD.

(the “Issuer”)

STOCK OPTION PLAN

(Rolling Plan)

as at November 27, 2013

1.

Purpose of Plan

The purpose of the Stock Option Plan (the “Plan”) is to assist in attracting, retaining and motivating Directors, Employees, Management Company Employees and Consultants of the Issuer and to closely align the personal interests of such persons with those of the shareholders by providing them with the opportunity, through options, to acquire common shares in the capital of the Issuer.

2.

Implementation

The grant and exercise of any options under the Plan are subject to compliance with the applicable requirements of the TSX Venture Exchange (the “Exchange”) and of any governmental authority or regulatory body to which the Issuer is subject.  Any term used but not defined in this Plan has the meaning given to that term in the Exchange Corporate Finance Manual, as amended from time to time.

3.

Administration

The Plan shall be administered by the Board of Directors of the Issuer which shall have full and final authority and discretion, subject to the express provisions of the Plan, to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it and to make all other determinations deemed necessary or advisable for the administration of the Plan.  The Board of Directors may delegate any or all of its authority and discretion with respect to the administration of the Plan to a Compensation Committee of directors.  When used hereafter in the Plan, “Board of Directors” shall be deemed to include the Compensation Committee acting on behalf of the Board of Directors.

4.

Number of Shares Under Plan

A maximum number of common treasury shares equal to ten per cent (10%) of the issued and outstanding common shares of the Issuer, from time to time (the “Optioned Shares”) may be reserved, set aside and made available by resolution of the Board of Directors for issue under and in accordance with the Plan provided that in no event shall options created entitle any one individual to purchase in excess of five per cent (5%) of the then outstanding common shares in the Issuer in any 12 month period unless the Issuer has obtained disinterested shareholder approval.

No options may be granted under the Plan which, together with all of the Issuer’s previously established and outstanding stock option plans or grants, could result (i) at any time, or (ii) within any 12 month period, in the grant to insiders of a number of options exceeding 10% of the issued shares, unless the Issuer has obtained disinterested shareholder approval.

If option rights granted to an individual under the Plan in respect of certain Optioned Shares expire or terminate for any reason without having been exercised, such Option Shares may be made available for other options to be granted under the Plan.

5.

Eligibility

Options may be granted under the Plan to such bona fide Directors, Employees and Consultants of the Issuer or its subsidiaries as the Board of Directors may from time to time designate as participants (the “Participants”) under the Plan.  The Issuer and the Participant are responsible for ensuring and confirming that the Participant is a bona fide Employee, Consultant or Management Company Employee, as the case may be.  Subject to the provisions of this Plan, the total number of Optioned Shares to be made available under the Plan and to each Participant, the time or times and price or prices at which options shall be granted, the time or times at which such options are exercisable and any conditions or restrictions on the exercise of options shall be in the full and final discretion of the Board of Directors.

6.

Terms and Conditions

All options under the Plan shall be granted upon and subject to the terms and conditions hereinafter set forth.

6.1

Exercise Price

The exercise price to each Participants for each Optioned Share shall be as determined by the Board of Directors at the time the option is granted, provided that such price shall not be less than the closing price of the Issuer’s common shares as traded on the Exchange on the last trading day immediately preceding the date of the grant of the option, but in any event not less than $0.10 per share.  In the event that the common shares are not listed on the Exchange at the time of the grant, the option exercise price shall not be less than the price allowed by any other stock exchange or regulatory authority having jurisdiction.

6.2

Option Agreement

All options granted under the Plan shall be evidenced by means of an agreement (the “Option Agreement”) between the Issuer and each Participant in a form as may be approved by the Board of Directors, such approval to be conclusively evidenced by the execution of the Option Agreement by any director or officer of the Issuer other than the Participant.

6.3

Length of Grant

All options granted under the Plan shall expire not later than 10 years from the date of the grant of the options, except that in the circumstance where the end of the term of an option falls within, or within two business days after the end of, a self-imposed “black out” or similar period imposed under any insider trading policy or similar policy of the Issuer. In circumstances, the end of the term of such option shall be the tenth business day after the earlier of the end of such black out period or, provided the black out period has ended, the expiry date.

6.4

Grant Restrictions

It is a condition of the Plan that (i) no more than 2% of the issued shares of the Issuer may be granted to any one Consultant in any 12 month period; and (ii) no more than an aggregate of 2% of the issued shares of the Issuer may be granted to all Participants conducting Investor Relations Activities, in any 12 month period;

6.5

Vesting

The Board of Directors may, at the time an option is granted under the Plan or upon renegotiation of the same, attach restrictions relating to the exercise of the Option, including vesting provisions, if the Board of Directors may so determine.  Options issued to Consultants performing Investor Relations Activities must vest in stages over at least 12 months with no more than one-quarter of the options vesting in any three-month period.  Any such vesting restrictions shall be recorded on the applicable Option Agreement.

6.6

Non-Assignability of Options

An option granted under the Plan shall not be transferable or assignable (whether absolutely or by way of mortgage, pledge or other charge) by a Participant other than by will or other testamentary instrument or the laws of succession and may be exercisable during the lifetime of the Participant only by such Participant.

6.7

Right to Postpone Exercise

Each Participant, upon becoming entitled to exercise an option in respect of any Optioned Shares in accordance with the Option Agreement shall thereafter be entitled to exercise the option to purchase such Optioned Shares at any time prior to the expiration or other termination of the Option Agreement or the option rights granted thereunder in accordance with such agreement.

6.8

Exercise and Payment

Any option granted under the Plan may be exercised by a Participant or the legal representative of a Participant giving notice to the Issuer specifying the number of shares in respect of which such option is being exercised, accompanied by payment (by cash or certified cheque payable to the Issuer) of the entire exercise price (determined in accordance with the Option Agreement) for the number of shares specified in the notice.  Upon any such exercise of an option by a Participant the Issuer shall cause the transfer agent and registrar of shares of the Issuer to promptly deliver to such Participant or the legal representative of such Participant, as the case may be, a share certificate in the name of such Participant or the legal representative of such Participant, as the case may be representing the number of shares specified in the notice and for which payment has been made.

6.9

Rights of Participants

The Participants shall have no rights whatsoever as shareholders in respect of any of the Optioned Shares (including, without limitation, any right to receive dividends or other distributions therefrom, voting rights, warrants or rights under rights offering) other than in respect of Optioned Shares for which Participants have exercised their option to purchase and which have been issued by the Issuer.

6.10

Third Party Offer

If at any time when an option granted under the Plan remains unexercised with respect to any Optioned Shares, an offer to purchase all of the common shares of the Issuer is made by a third party, the Issuer shall use its best efforts to bring such offer to the attention of the Participants as soon as practicable and the Issuer may, at its option, require the acceleration of the time for the exercise of the option rights granted under the Plan and of the time for the fulfillment of any conditions or restrictions on such exercise.

6.11

Alterations in Shares

In the event of a share dividend, share split, issuance of shares or instruments convertible into shares (other than pursuant to the Plan) for less than market value, share consolidation, share reclassification, exchange of shares, recapitalization, amalgamation, merger, consolidation, corporate arrangement, reorganization, liquidation or the like of or by the Issuer, the Board of Directors may make such adjustments, if any, of the number of Optioned Shares, or of the exercise price, or both, as it shall deem appropriate to give proper effect to such event, including to prevent, to the extent possible substantial dilution or enlargement of rights granted to Participants under the Plan.  In any such event, the Board of Directors may appropriately adjust the maximum number of shares available under the Plan.  If because of a proposed merger, amalgamation or other corporate arrangement or reorganization, the exchange or replacement of shares in the Issuer for those in another company is imminent, the Board of Directors may, in a fair and equitable manner, determine the manner in which all unexercised option rights granted under the Plan shall be treated including, for example, requiring the acceleration of the time for the fulfillment of any conditions or restrictions on such exercise.  All determinations of the Board of Directors under this paragraph 6.10 shall be full and final.

6.12

Termination

If a Participant ceases to be a Director, Employee or Consultant of the Issuer or of its subsidiaries, such Participant shall have the right for a period of up to 90 days (or until the normal expiry date of the option rights of such Participant if earlier) from the date of cessation to exercise the option under the Plan with respect to all Optioned Shares of such Participant to the extent they were exercisable on the date of cessation.  Upon the expiration of such termination period all unexercised option rights of that Participant shall immediately become terminated and shall lapse notwithstanding the original term of the option granted to such Participant under the Plan.

6.13

Deceased Participant

In the event of the death of any participant, the legal representative of the deceased Participant shall have the right for a period of one year (or until the normal expiry date of the option rights of such Participant if earlier) from the date of death of the deceased Participant to exercise the deceased Participant’s option with respect to all of the Optioned Shares of the deceased Participant to the extent they were exercisable on the date of death.  Upon the expiration of such period all unexercised option rights of the deceased Participant shall immediately become terminated and shall lapse notwithstanding the original term of the option granted to the deceased Participant under the Plan.

7.

Amendment and Discontinuance of Plan

The Board of Directors may, without notice to the shareholders and without further shareholder approval, at any time and from time to time, amend the Plan or any provisions thereof, or the form of Option Agreement or instrument to be executed pursuant to the Plan, in such manner as the Board of Directors, in its sole discretion, determines appropriate:

(a)

for the purposes of making formal minor or technical modifications to any of the provisions of the Plan;

(b)

to correct any ambiguity, defective provisions, error or omission in the provisions of the Plan;

(c)

to change any vesting provisions of options; provided, however, that any acceleration or removal of Exchange required vesting provisions are subject to prior written Exchange approval;

(d)

to change the termination provisions of the options or the Plan;

(e)

to change the persons who qualify as eligible Directors, Employees and Consultants under the Plan;

(f)

to extend the term of any option previously granted under the Plan; and

(g)

to reduce the exercise price of any option previously granted under the Plan,

provided, however, that:

(h)

no such amendment of the Plan may be made without the consent of such affected Participant if such amendment would adversely affect the rights of such affected Participant under the Plan; and

(i)

shareholder approval shall be obtained in accordance with the requirements of the Exchange for any amendment that results in:

(A)

an increase in the number of shares issuable under options granted pursuant to the Plan;

(B)

a reduction in the exercise price of an option granted to an insider of the Issuer; or

(C)

an extension of the term of an option granted under the Plan benefiting an insider of the Issuer.

The Board of Directors may terminate this Plan at any time provided that such termination shall not alter the terms or conditions of any option or materially impair any right of any Participant pursuant to any Option granted prior to the date of such termination except with the consent of such Participant and notwithstanding such termination the Issuer, such options and such Participants shall continue to be governed by the provisions of this Plan.

8.

No Further Rights

Nothing contained in the Plan nor in any option granted hereunder shall give any Participant or any other person any interest or title in or to any shares of the Issuer or any rights as a shareholder of the Issuer or any other legal or equitable rights against the Issuer whatsoever other than as set forth in the Plan and pursuant to the exercise of any option, nor shall it confer upon the Participants any right to continue as a Director, Employee or Consultant of the Issuer or of its subsidiaries.

9.

Compliance with Laws

The obligations of the Issuer to sell shares and deliver share certificates under the Plan are subject to such compliance by the Issuer and the Participants as the Issuer deems necessary or advisable with all applicable corporate and securities laws, rules and regulations.